Exhibit 2.2



                                   AMENDMENT
                                      TO
                          SALE AND PURCHASE AGREEMENT




          Amendment, dated July 13, 1994, to the Sale and Purchase Agreement,

dated as of June 15, 1994 (the "Agreement"), among WG, Inc., WG Apparel, Inc.

and Willcox & Gibbs, Inc.  Terms defined in the Agreement and used herein have such respective defined meanings.

          Parent, Buyer and Seller hereby agree that the Agreement be amended as follows:

          1.   The fourth paragraph on page 4 of Schedule 4.3 is amended to delete the words "draft Sale and Purchase Agreement dated June 10, 1994," and substitute therefor "Sale and Purchase Agreement dated June 15, 1994".

          2.   Schedule 5.3 is amended to delete the paragraph after item 7 and to add the following after item 7:


          8. Parent will issue on the Closing Date to John K. Ziegler and Richard J. Mackey promissory notes in the aggregate principal amount of $499,167, which, together with interest as stated in the notes, may be paid by the issuance on or before December 31, 1994 of shares of Class A Common Stock at a rate of one share for each $10.00 paid.

                    The options, warrants and promissory notes referred to in
               items 2, 3, and 8 above are the "Closing Date Securities" for purposes of the Buyer Warrant. Any options for shares in excess of the initial grants for 41,250 shares shall not be deemed to be Closing Date Securities.

          3.   The Buyer Note, Subsidiary Note, Buyer Warrant, Stockholders

Agreement, Parent Restated Certificate of Incorporation and Buyer Restated

Certificate of Incorporation shall be in the respective forms thereof executed and delivered at the Closing.

          4.   Buyer intends to cause Willcox & Gibbs, Ltd. to advance funds to

Buyer on the Closing Date.  It is understood that the amount of any such advance shall be included among the assets of Willcox & Gibbs, Ltd. for purposes of determining the Net Worth Amount.

          IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.


                                   WG, INC.



                                   By /s/ John K. Ziegler
                                     -----------------------------
                                     Name:  John K. Ziegler
                                     Title: President


                                   WG APPAREL, INC.



                                   By /s/ John K. Ziegler
                                     -----------------------------
                                     Name:  John K. Ziegler
                                     Title: President


                                   WILLCOX & GIBBS, INC.



                                   By /s/ Allan M. Gonopolsky
                                     -----------------------------
                                     Name:  Allan M. Gonopolsky
                                     Title: Vice President, Chief Financial
                                             Officer and Corporate Controller